Psychemedics Corporation Announces Second Quarter Profits

Declares 56th Consecutive Quarterly Dividend

ACTON, Mass., Aug. 10 /PRNewswire-FirstCall/ -- Psychemedics Corporation (Nasdaq: PMD) today announced second quarter financial results for the period ended June 30, 2010.  The Company also announced a quarterly dividend of $0.12 per share payable to shareholders of record as of September 3, 2010 to be paid on September 17, 2010.  This will be the Company's 56th consecutive quarterly dividend.

The Company's revenue for the quarter ended June 30, 2010 was $5.4 million versus $3.9 million for the quarter ended June 30, 2009, an increase of 38%.  Net income for the quarter ended June 30, 2010 was $873 thousand or $0.17 per share, versus $174 thousand or $0.03 per share, for the comparable period last year. The Company's revenue for the six months ended June 30, 2010 was $9.9 million, as compared to $8.0 million for the comparable period of 2009.  Net income for the six months ended June 30, 2010 was $1.4 million or $0.26 per diluted share, as compared to last year during which the Company earned $213 thousand or $0.04 per diluted share.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, "Our second quarter results were strong and broad based.  We continued to add new clients; and are also encouraged by the fact that our broad existing client base showed improved demand."

Kubacki continued, "With this revenue increase and continued strong cost controls, we recorded strong margin expansion. Our operating margin was 29% and our net income increased fourfold."

"While the near-term outlook for overall business conditions remains somewhat uncertain, we continued to add elements that bolster our long-term outlook.  The recently announced sales/marketing agreement with LGC in the UK that will aid our international expansion is another good example of that."

Kubacki concluded, "We continue to have a strong balance sheet with more than $4.7 million in cash, cash equivalents and short-term investments and no long term debt.  Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward.  Therefore, we are pleased to declare our 56th consecutive quarterly dividend.  The quarterly dividend will be $0.12/share."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services.  Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is www.drugtestwithhair.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing team, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
CONDENSED STATEMENTS OF INCOME
UNAUDITED

	3 Months Ended		6 Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Revenue	$5,422,120	$3,934,923	$9,886,363	$8,013,760
Costs of revenues	2,042,225	1,829,097	3,952,879	3,816,008
	--------	--------	--------	--------
Gross profit	3,379,895	2,105,826	5,933,484	4,197,752
	--------	--------	--------	--------
Operating expenses:
General & administrative	938,269	879,367	1,909,883	1,921,861
Marketing & selling	751,746	810,934	1,375,377	1,682,399
Research & development	125,429	117,517	247,911	242,563
	--------	--------	--------	--------
Total operating expenses	1,815,444	1,807,818	3,533,171	3,846,823
	--------	--------	--------	--------
Operating income	1,564,451	298,008	2,400,313	350,929

Interest income	6,306	7,083	14,482	22,589
	--------	--------	--------	--------
Net income before provision for income taxes	1,570,757	305,091	2,414,795	373,518

Provision for income taxes	697,817	130,710	1,035,432	160,613
	--------	--------	--------	--------
Net income	$872,940	$174,381	$1,379,363	$212,905
	========	========	========	========
Basic net income per share	$0.17	$0.03	$0.27	$0.04

Diluted net income per share	$0.17	$0.03	$0.26	$0.04

Dividends declared per share	$0.12	$0.12	$0.24	$0.29

Weighted average common shares outstanding, basic	5,206,085	5,178,545	5,201,741	5,184,612

Weighted average common shares outstanding, diluted	5,219,845	5,190,632	5,212,949	5,197,487

PSYCHEMEDICS CORPORATION
CONSOLIDATED BALANCE SHEET
UNAUDITED

	June	December
	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$2,674,364	$4,840,367
Short-term investments	2,016,078	1,006,436
Accounts receivable, net of allowance for doubtful accounts $98,937 in 2010 and $134,282 in 2009	4,268,329	3,016,084
Prepaid expenses	656,584	573,191
Other current assets	247,418	90,242
Deferred tax assets	265,826	253,221
	--------	--------
Total Current Assets	10,128,599	9,779,541
	--------	--------
Fixed Assets:
Equipment & leasehold improvements	11,148,837	10,912,906
Less accumulated depreciation	(10,505,375)	(10,381,599)
	--------	--------
Net Fixed Assets	643,462	531,307
	--------	--------
Deferred tax asset, long term	204,764	204,764
Other assets	85,556	86,814
	--------	--------
Total Assets	$11,062,381	$10,602,426
	========	========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$269,682	$180,784
Accrued expenses	910,283	759,067
Accrued income taxes	262,649	331,831
Deferred revenue	22,275	36,360
	--------	--------
Total Current Liabilities	1,464,889	1,308,042
	--------	--------

Commitments and Contingencies

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,	---	---
no shares issued or outstanding
Common stock, $0.005 par value, 50,000,000 shares authorized,	29,387	29,309
5,877,358 shares issued in 2010 and 5,861,872 shares issued in 2009
Paid-in capital	27,592,248	27,419,359
Less - Treasury stock, at cost, 664,523 shares in 2010 and 2009	(10,053,364)	(10,053,364)
Accumulated deficit	(7,970,779)	(8,100,920)
	--------	--------
Total Shareholders' Equity	9,597,492	9,294,384
	--------	---------
Total Liabilities & Shareholders' Equity	$11,062,381	$10,602,426
	========	========

Contact:	Raymond Ruddy
Vice President and Controller
(978) 206-8220
raymondr@psychemedics.com

CONTACT:  Raymond Ruddy, Vice President and Controller, Psychemedics Corporation, +1-978-206-8220, raymondr@psychemedics.com